WEB  SITE  CONTENT

LICENSE  AGREEMENT

This  is an agreement  between  Go Green  Directories,  Inc.,  a Nevada  corporation  with  its principal  office  at

1030 Alhambra  Circle,  Coral  Gables,  FL 33134  ( Licensee )   and GreenPeople,   LLC,  a New  Jersey  corporation  with

its principal  office  at 41 Highland  Ave.  Suite #206,  Highland  Park NJ  08904  ( Licensor ).

WHEREAS,  Licensee  has  established  a World  Wide  Web  site with the  Web  address  of

www.gogreendirectories.com

(the  Site ),  and Licensor  has various  information  or content  that Licensee  wishes  to license;

NOW,  THEREFORE,   the parties  hereby  agree  as follows:

1.

License.

(a)

Licensor  hereby  grants  to Licensee  a non-exclusive  world-wide  license  (the  License )

for the use,  publication  and posting  on the  Site of the information  and content  itemized  in Exhibit  A (the  Licensed

Content ).

(b)

Licensor  shall  provide  the Licensed  Content  within  thirty  (30)  days  in a format  that will allow Licensee  to easily  upload  or post  the Licensed  Content  onto  the  Site.

2.

Payment.

In connection  with the License,  Licensee  shall pay  to the Licensor  the following  fees:  $1500  for 6 months and  $250  per month,  thereafter,  month  to month.

3.

Term.

(a)

The term  of this Agreement  shall be for six  (6) months  and will be automatically  renewed for successive  one  (1) month  periods  unless  either  party  elects  to terminate  this Agreement  effective  as of the  end of the initial  term  or renewal  term(s)  as appropriate.

(b)

Notice  oftermination   shall  be made  no later than  30 days prior  to the end  of the initial term  or renewal  term(s),  as appropriate.

4.

Representations   and  Warranties  Regarding  Licensed  Content.

(a)

Licensor  hereby  represents  and warrants  that:  (1) the Licensed  Content  is owned  or licensed  by Licensor  and  does not breach  or infringe  any copyright,  common  law right,  or other  right  of any third party;  (2) the Licensed  Content  does not  contain  any matter  which  is scandalous,  libelous,  obscene,  an invasion  of privacy,  or otherwise  unlawful;  and (3) Licensor  has the right,  power  and  authority  to enter  into and perform  this

Agreement.

(b)

Licensor  shall  defend,  indemnify,  and hold  harmless  Licensee  from  any claims,  demands,

liabilities,  losses,  damages,  judgments,   and the  like (including  but not  limited  to attorneys'  fees  incurred)  directly  or indirectly  relating  to any claim  by a third  party  of infringement  of any copyright  or other  right  with respect  to the

Licensed  Content  and  from the breach  ofthe  other  representations   and warranties  contained  in this  Section  4.

5.

Licensee  Covenants.

(a)

Licensee  covenants  that the  Site will be operated  in a professional  manner  in compliance with  all laws  in all material  respects.

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(b)

Licensee  covenants  to properly  acknowledge  on the  Site that the Licensed  Content  is the copyrighted  work  of Licensor.

6.

Miscellaneous.

This Agreement  shall be governed  by and  construed  in accordance  with the laws of the  State  ofNJ  without

regard  to conflict  oflaw  principles.   If Licensee  changes  the  Site Web  addresses,  this License  shall be deemed  to

apply  to such  changed  sites at Licensee's  discretion.   This Agreement  contains  the entire  agreement  and

understanding   between  the parties  hereto  with respect  to its subject  matter  and  supersedes  any prior  or

contemporaneous   written  or oral agreements,  representations,   discussions,  proposals,  understandings,   and the  like

respecting  the  subject  matter  hereof.   The headings  and captions  of this Agreement  are provided  for convenience

only  and are intended  to have  no effect  in construing  or interpreting  this Agreement.   The  language  in all parts  of this

Agreement  shall be in all cases  construed  according  to its fair meaning  and not  strictly  for or against  either  party.

The prevailing  party  in any dispute  shall  be awarded  its attorneys'  fees and  expenses  incurred.   The parties  will

cooperate  with  each  other  as reasonably  requested  to effectuate  the purposes  and provisions  of this Agreement.   This

Agreement  may be amended  only by a writing  signed  by the parties.

7.

Assignment

Upon  the prior  written  notice  to Licensor,  Licensee  may assign  this agreement  in whole  as part  of a

corporate  reorganization,   consolidation,  merger,  or sale of substantially  aU of its assets  provided  the  assignee's

financial  condition  and credit  rating  is comparable  to or better  than  that  of Licensee.   Licensee  may not  otherwise

assign  its rights  or delegate  its duties  under  this  agreement  either  in whole  or in part  without  the prior  written  consent of Licensor,  and  any attempted  assignment  or delegation  without  such  consent  will be void.  Licensor  may assign  this

agreement  in whole  or part  as part  of a corporate  reorganization,   consolidation,  merger,  or sale of substantially  all of

its assets.

Dated:  February  28, 2011

Go Green  Directories,  Inc.  ( Licensee )

GreenPeople,  LLC  ( Licensor )

By:

_

Title:

_

EXHIBIT  A

Licensed  Content  -  GreenPeople.org's   database

(a)   Licensor  will create  the ability  for Licensee  to replicate  GreenPeople.org's    database  and provide  monthly

updates  to Go Green  Directories.   Excluding  all email  addresses.  Aniframe   incorporated  form  can be used

on Go Green  Directory  for email  contact  to listing  businesses.

(b)  Licensee  would  provide  the user  interface,  graphics  and navigation  of GreenPeople.org's   database  on Go

Green  Directories.

(c)   Copyright  protection  will also be noted  on all web pages  containing  Licensor's   content.

(d)  Licensee  has the right  to collect  its own listings  and user  comments  regarding  listings  on the  Site.  Upon

termination  of this agreement  Licensee  will destroy  Licensor's   database  and will terminate  usage  of

Licensors  database.   Licensee  will be able to use any listings,  data  or user  comments  it collects  at the  Site.

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